UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Jones Lang LaSalle Incorporated

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SUPPLEMENTAL INFORMATION RELATING TO THE

JONES LANG LASALLE INCORPORATED

2017 ANNUAL MEETING OF SHAREHOLDERS

May 10, 2017

Jones Lang LaSalle Incorporated (“JLL”) considers it necessary to respond to the Notice of Exempt Solicitation and Schedule 13D that Generation Investment Management LLP (“Generation”) filed with the Securities and Exchange Commission on May 8, 2017, including the email sent by Generation to Institutional Shareholder Services Inc. (“ISS”).

Generation is a longstanding and valued shareholder of JLL, and we have appreciated their perspectives as we have engaged with them over the years. During that time, JLL and Generation have shared similar positions on governance, ethics, and corporate social responsibility. In this case, however, the JLL Board of Directors respectfully disagrees with Generation’s assertions.

First, our Board of Directors stands firmly behind the compensation actions it took in connection with the planned retirement of Colin Dyer and the governance process it followed. The Compensation Committee and the Board served our shareholders’ interests by ensuring a smooth, flexible, and effective transition for the incoming CEO. Most of the compensation we paid to Mr. Dyer was for his active service as our Chief Executive Officer for nine months of the year, and the remainder was for actions on his part that he was not otherwise obligated to give and that we valued highly, including (1) services to assure the successful transition to his successor, (2) consulting services that continue through this year for the development and implementation of JLL’s digital strategy, which he had spearheaded as CEO, and (3) a non-competition agreement. Mr. Dyer’s twelve-year tenure as CEO was transformational for JLL; over that time period annual revenue grew by almost six times and annual net income grew by five times.

Second, our Board believes that JLL’s executive compensation program has been carefully and appropriately designed to drive financial and operational performance by our executives that will best serve the long-term interests of our shareholders. The structure of our current long-term compensation plan has been in place for over two years, during which time our program has received positive recommendations from both ISS and Glass Lewis, as well as overwhelmingly positive “say-on-pay” votes from our shareholders.

As noted in our Proxy Statement (page 29), the compensation we paid to our named executive officer group has correlated well to the variations in the Company’s financial performance. For example, the non-equity incentive compensation we paid in 2016 for named executive officers in like-for-like roles decreased by 37% from 2015, in line with the Company’s decline in profitability as we (1) invested in client-facing technology and data to drive our long-term success and (2) continued to expand our annuity earnings base through acquisitions.

Furthermore, Generation is not correct in its statements that we “awarded 105% of targeted compensation” for our 2020 Objectives or “93% of the targeted compensation” for Adjusted EBITDA performance, since in fact the funding and other payout mechanics of our long-term incentive compensation plan resulted in actual payments that were 70% of the original targets for the participants.  Generation also claims that we deduct all expenses from acquisitions when we determine Adjusted EBITDA for compensation purposes, but in fact the only cash expenses we deducted were related to one acquisition that we pursued but ultimately did not close.

In all the matters described above, the Compensation Committee was thorough in its deliberations, relied on relevant compensation benchmarks, and conferred with its independent compensation consultant. Our Board is committed to effective corporate governance that reflects best practices and the highest levels of business ethics. To that end, and as the result of our shareholder engagement efforts, over the past years we have adopted the many significant corporate governance policies and practices that we have listed in our Proxy Statement (page S-3).

Our Board recommends that JLL shareholders vote FOR all of the matters put to a vote in the Proxy Statement for the 2017 Annual Meeting of Shareholders to be held May 31, 2017.